Exhibit 99.2

UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma consolidated combined financial statements present the historical consolidated financial statements of Contango Oil & Gas Company and Subsidiaries (“Contango”) and the historical consolidated financial statements of Michael Merger Sub LLC (successor to Mid-Con Energy Partners, LP) and Subsidiaries (“Mid-Con”), adjusted to give effect to the following transactions (collectively, the “Transactions”):

•

Contango’s acquisition of Mid-Con, which closed on January 21, 2021, in which each Mid-Con unitholder received 1.75 shares of Contango’s common stock (a total of 25,409,164 shares of Contango common stock were issued at closing) (the “Mid-Con Acquisition”),

•	the issuance and sale of 26,451,988 shares of Contango common stock in a private placement completed on October 27, 2020, at a price of $1.50 per common share (the “private placement”), and

•	additional borrowings under Contango’s credit facility in connection with consummation of the Mid-Con Acquisition and repayment of outstanding borrowings under Mid-Con’s credit facility.

The unaudited pro forma consolidated combined statement of operations for the year ended December 31, 2020 combines the historical consolidated statements of operations of Contango and the historical consolidated statements of operations of Mid-Con, giving effect to the Transactions as if they had been consummated on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma consolidated combined balance sheet combines the historical consolidated balance sheet of Contango and the historical consolidated balance sheet of Mid-Con as of December 31, 2020, giving effect to the Transactions as if they had been consummated on December 31, 2020. The historical consolidated financial statements have been adjusted in the unaudited pro forma consolidated combined financial statements to give pro forma effect to events that are: (1) directly attributable to the Transactions; (2) factually supportable; and (3) with respect to the statement of operations, expected to have a continuing impact on Contango’s results following the completion of the Transactions.

The unaudited pro forma consolidated combined financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma consolidated combined financial statements;

•

the historical audited consolidated financial statements of Contango as of and for the year ended December 31, 2020 included in Contango’s Annual Report on Form 10-K for the year ended December 31, 2020 (the “Contango Form 10-K”);

•	the historical audited consolidated financial statements of Mid-Con as of and for the year ended December 31, 2020 included in Exhibit 99.1 attached hereto.

Contango Oil & Gas Company and Subsidiaries

Unaudited Pro Forma Consolidated Combined Statement of Operations

Year Ended December 31, 2020

(in thousands, except per share amounts)

	Historical		Pro Forma
			Transaction
			Accounting		Financing		Pro Forma
	Contango	Mid-Con	Adjustments		Adjustments		Combined
	(a)	(b)
REVENUES
Oil and condensate sales	$62,461	$38,024	$—		$—		$100,485
Natural gas sales	31,381	877	—		—		32,258
Natural gas liquids sales	17,078	—	—		—		17,078
Fee for service revenues	2,000	—	(2,000	)(c)	—		—
Other operating revenues	—	748	—		—		748
Gain on derivative instruments	—	16,036	(16,036	)(d)	—		—

Total revenues	112,920	55,685	(18,036)		—		150,569

EXPENSES
Operating expenses	72,847	—	28,176	(e)	—		101,023
Lease operating expenses	—	24,039	(24,039	)(e)	—		—
Other operating expenses	—	1,496	(1,496	)(e)	—		—
Production and ad valorem taxes	—	2,641	(2,641	)(e)	—		—
Exploration expenses	11,594	—	4,290	(f)	—		15,884
Depreciation, depletion and amortization	30,032	9,076	4,791	(g), (h)	—		43,899
Impairment and abandonment of oil and natural gas properties	168,802	19,647	—		—		188,449
Dry holes and abandonments of unproved properties	—	4,290	(4,290	)(f)	—		—
Accretion of discount on asset retirement obligations	—	1,734	(1,734	)(h)	—		—
General and administrative expenses	24,940	10,620	(2,000	)(c)	—		33,560

Total expenses	308,215	73,543	1,057		—		382,815

OTHER INCOME (EXPENSE)
Gain from investment in affiliates, net of income taxes	27	—	—		—		27
Gain from sale of assets	4,501	—	—		—		4,501
Interest income	—	1	(1	)(i)	—		—
Interest expense	(5,022)	(5,137)	—		3,253	(k)	(6,906)
Gain on derivatives, net	27,585	—	16,036	(d)	—		43,621
Loss on settlements of asset retirement obligations	—	(15)	15	(h)	—		—
Other expense	—	(39)	—		—		(39)
Other income	3,609	—	1	(i)	—		3,610

Total other income (expense), net	30,700	(5,190)	16,051		3,253		44,814

NET LOSS BEFORE INCOME TAXES	(164,595)	(23,048)	(3,042)		3,253		(187,431)
INCOME TAX PROVISION	(747)	—	—	(m)	—	(m)	(747)

NET LOSS	$(165,342)	$(23,048)	$(3,042)		$3,253		$(188,178)

Less: Distributions to preferred unitholders		1,172	(1,172	)(j)	—		—
Less: General partner’s interest in net loss		—	—		—		—

Limited partners’ interest in net loss		(24,220)	(1,870)		3,253		(188,178)

NET LOSS PER SHARE
Basic	$(1.20)						$(1.02	)(1)
Diluted	$(1.20)						$(1.02	)(1)
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	137,522						184,249
Diluted	137,522						184,249

Contango Oil & Gas Company and Subsidiaries

Unaudited Pro Forma Consolidated Combined Balance Sheet

As of December 31, 2020

(in thousands, except share and per share amounts)

	Historical		Pro Forma
			Transaction
			Accounting		Financing		Pro Forma
	Contango	Mid-Con	Adjustments		Adjustments		Combined
	(a)	(b)
CURRENT ASSETS
Cash and cash equivalents	$1,383	$776	$—		$4,255	(d)	$6,414
Accounts receivable, net	37,862	4,398	—		—		42,260
Prepaid expenses	3,360	162	—		—		3,522
Current derivative asset	2,996	3,141	—		—		6,137
Inventory	442	—	—		—		442
Deposits and other	763	—	—		—		763

Total current assets	46,806	8,477	—		4,255		59,538
PROPERTY, PLANT AND EQUIPMENT
Oil and natural gas properties, successful efforts method of accounting:
Proved properties	1,274,508	265,144	(92,537	)(c)	—		1,447,115
Unproved properties	16,201	—	—		—		16,201
Other property and equipment	1,669	916	(186	)(c)	—		2,399
Accumulated depreciation, depletion, amortization and impairment	(1,190,475)	(101,026)	101,026	(c)	—		(1,190,475)

Total property, plant and equipment, net	101,903	165,034	8,303		—		275,240
OTHER NON-CURRENT ASSETS
Investments in affiliates	6,793	—	—		—		6,793
Long-term derivative asset	497	—	—		—		497
Right-of-use lease assets	5,448	—	—		—		5,448
Debt issuance costs	1,782	—	—		962	(e)	2,744
Deposits	7,038	—	—		—		7,038
Other assets	—	1,497	—		—		1,497

Total other non-current assets	21,558	1,497	—		962		24,017

TOTAL ASSETS	$170,267	$175,008	$8,303		$5,217		$358,795

CURRENT LIABILITIES
Accounts payable and accrued liabilities	83,970	—	5,596	(f)	4,255	(g)	93,821
Accounts payable - trade	—	648	(648	)(f)	—		—
Accounts payable - related parties	—	3,392	(3,392	)(f)	—		—
Accrued liabilities and other	—	1,556	(1,556	)(f)	—		—
Current derivative liability	1,317	—	—		—		1,317
Current asset retirement obligations	4,249	—	—		—		4,249
Other current liabilities	—	457	—		—		457
Current debt	—	68,487	—		(68,487	) (h)	—

Total current liabilities	89,536	74,540	—		(64,232)		99,844
NON-CURRENT LIABILITIES
Long-term debt	12,369	—	—		72,742	(i)	85,111
Long-term derivative liability	1,648	—	—		—		1,648
Asset retirement obligations	48,523	32,630	(3,389	)(c)	—		77,764
Lease liabilities	2,624	—	—		—		2,624
Deferred tax liability	—	—	—	(j)	—		—

Total non-current liabilities	65,164	32,630	(3,389)		72,742		167,147

Total liabilities	154,700	107,170	(3,389)		8,510		266,991

SHAREHOLDERS’ EQUITY
Common stock, $0.04 par value, 400 million shares authorized, 173,830,390 shares issued 173,737,816 shares outstanding	6,941	—	1,016	(c)	—		7,957
Equity, limited partners - 14,311,522 units issued and outstanding	—	67,838	(67,838	)(k)	—		—
Additional paid-in capital	535,192	—	78,514	(c)	—		613,706
Treasury shares at cost (92,574 shares)	(248)	—	—		—		(248)
Accumulated deficit	(526,318)	—	—		(3,293	) (l)	(529,611)

Total shareholders’ equity	15,567	67,838	11,692		(3,293)		91,804

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$170,267	$175,008	$8,303		$5,217		$358,795

1. Basis of Pro Forma Presentation

The unaudited pro forma consolidated combined financial statements have been prepared assuming the acquisition of Mid-Con is accounted for using the acquisition method of accounting under Financial Accounting Standards Board (“FASB”) ASC 805, Business Combinations (“ASC 805”). Under the acquisition method of accounting, the Mid-Con Acquisition will be recorded at fair value measured as of the acquisition date. The pro forma adjustments have been prepared as if the Transactions had taken place on December 31, 2020 in the case of the unaudited pro forma consolidated combined balance sheet and January 1, 2020 in the case of the unaudited pro forma consolidated combined statement of operations.

ASC 805 uses the fair value concepts defined in FASB ASC 820, Fair Value Measurements (“ASC 820”). ASC 820 defines the term “fair value,” sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and seller in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred, or if related to the issuance of debt, capitalized as debt issuance costs. Acquisition-related transaction costs incurred as part of the Transactions include advisory, legal and credit facility amendment fees. Equity issuance costs are netted against the offering proceeds.

The unaudited pro forma consolidated combined financial statements should be read in conjunction with (i) Contango’s historical consolidated financial statements and related notes for the year ended December 31, 2020, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the Contango Form 10-K and (ii) Mid-Con’s historical consolidated financial statements and related notes for the year ended December 31, 2020, included in Exhibit 99.1 attached hereto.

The unaudited pro forma consolidated combined financial statements reflect adjustments, based on available information and certain assumptions that Contango believes are reasonable, attributable to the following:

•

the Mid-Con Acquisition, which is accounted for using the acquisition method of accounting, with Contango identified as the acquirer, and the issuance of shares of Contango common stock as merger consideration;

•	the conversion of vested and unvested Mid-Con phantom units through the issuance of shares of Contango common stock in accordance with the merger agreement;

•

the issuance of Contango common stock in the private placement and additional borrowings under Contango’s credit facility in connection with consummation of the Mid-Con Acquisition and repayment of outstanding borrowings under Mid-Con’s credit facility;

•	adjustments to conform the classification of certain assets and liabilities in Mid-Con’s historical consolidated balance sheet to Contango’s classification for similar assets and liabilities;

•	adjustments to conform the classification of expenses in Mid-Con’s historical consolidated statement of operations to Contango’s classification for similar expenses;

•	the incurrence of merger-related expenses; and

•	the recognition of estimated tax impacts of the pro forma adjustments.

The pro forma adjustments represent management’s estimates based on information available as of the date of this filing and are subject to change as additional information becomes available and additional analyses are performed. The pro forma financial statements are provided for illustrative purposes only and are not intended to represent what Contango’s financial position or results of operations would have been had the Mid-Con Acquisition actually been consummated on the assumed dates nor do they purport to project the future operating results or financial position of the Contango following the Mid-Con Acquisition. The pro forma financial statements do not reflect future events that may occur after the Mid-Con Acquisition, including, but not limited to, the anticipated realization of ongoing savings from potential operating efficiencies, asset dispositions, cost savings, or economies of scale that Contango may achieve with respect to the combined operations. Specifically, the pro forma statements of operations do not include the synergies expected to be achieved as a result of the Mid-Con Acquisition and any associated costs that may be required to be incurred to achieve the identified synergies. Additionally, Contango cannot assure that charges will not be incurred in excess of those included in the pro forma total consideration related to the Mid-Con Acquisition or Contango’s efforts to achieve synergies and integrate the operations of the companies, or that management will be successful in its efforts to integrate the operations of the companies. The pro forma statements of operations also exclude the effects of costs associated with any restructuring, integration activities, and asset dispositions that may result from the Mid-Con Acquisition. Further, the pro forma financial statements do not reflect the effect of any regulatory actions that may impact the results of the Contango following the Mid-Con Acquisition.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma financial statements. In Contango’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The historical consolidated financial statements have been adjusted in the unaudited pro forma financial statements to give effect to the Transactions. These adjustments are directly attributable to the Transactions, factually supportable and, with respect to the unaudited pro forma statements of operations, expected to have a continuing impact on the combined results of Contango and Mid-Con following the Mid-Con Acquisition.

2. Pro Forma Adjustments and Assumptions

Pro Forma Adjustments to the Statement of Operations for the year ended December 31, 2020:

a.	Represents Contango’s historical consolidated statement of operations for the year ended December 31, 2020.

b.	Represents Mid-Con’s historical consolidated statement of operations for the year ended December 31, 2020.

c.	Reflects the removal of Contango’s fee for service revenues and Mid-Con’s general and administrative expenses associated with the management services agreement between Contango and Mid-Con.

d.	Represents a reclassification of gain on derivative instruments from revenues to other income (expense).

e.	Represents a reclassification of lease operating expenses, other operating expenses, and production taxes into operating expenses.

f.	Represents a reclassification of dry holes and abandonments of unproved properties into exploration expenses.

g.

Includes an increase in depreciation, depletion and amortization based on the allocated fair value of the Mid-Con properties and the reclass of accretion of discount on asset retirement obligations to depreciation, depletion and amortization.

h.	Represents the reclassification of accretion of discount on asset retirement obligations and loss on settlements of asset retirement obligations to depreciation, depletion and amortization.

i.	Represents the reclassification of interest income to other income.

j.	Adjustment eliminates historical distributions to preferred unitholders given the Mid-Con Acquisition.

k.

Adjustment to eliminate historical interest expense related to borrowings under Mid-Con’s credit facility that was not assumed by Contango and to recognize interest expense that would have been incurred with respect to borrowings under Contango’s credit facility in connection with the Mid-Con Acquisition, had such acquisition occurred on January 1, 2020, as well as to recognize amortization of credit facility amendment fees associated with increasing Contango’s borrowing base in connection with the Mid-Con Acquisition, had such acquisition occurred on January 1, 2020.

l.

The pro forma basic and diluted net loss per share was computed by dividing pro forma net loss attributable to Contango by the historical weighted average number of shares of common stock outstanding after giving effect to: (i) the issuance of 25,045,164 shares of Contango common stock in connection with the Mid-Con Acquisition, and (ii) the issuance and sale of 26,451,988 shares of Contango common stock in the private placement completed on October 27, 2020, as if those issuances had been completed on January 1, 2020.

m.

No tax benefit is recognized in the pro forma statement of operations for the incremental pre-tax losses attributable to the Mid-Con Acquisition due to the valuation allowance against Contango’s deferred tax assets.

Pro Forma Adjustments to the Balance Sheet at December 31, 2020:

a.	Represents Contango’s historical consolidated balance sheet as of December 31, 2020.

b.	Represents Mid-Con’s historical consolidated balance sheet as of December 31, 2020.

c.

Reflects the issuance of 25,409,164 shares of Contango common stock at a price of $3.13 per share as consideration in the Mid-Con Acquisition and adjustments to state Mid-Con’s assets acquired and liabilities assumed at fair value. A summary of the consideration paid and the preliminary fair value of the assets acquired and liabilities assumed is as follows (in thousands):

Preliminary Consideration:
Mid-Con outstanding units	14,520
Exchange ratio of Contango shares for Mid-Con common units	1.75

Contango common stock issued to Mid-Con unitholders	25,409
Issued price	$3.13

Total consideration	$79,530
Preliminary fair value of assets acquired:
Current assets
Cash and cash equivalents	$776
Accounts receivable	4,398
Current derivative asset	3,141
Prepaid expenses	162
Oil and natural gas properties
Proved properties	$172,607
Other property and equipment	730
Other long-term assets	1,497

Total preliminary fair value of assets acquired	$183,311
Preliminary fair value of liabilities assumed:
Current liabilities
Accounts payable and accrued liabilities	$(5,596)
Other current liabilities	(457)
Revolving credit facility	(68,487)
Asset retirement obligations assumed	(29,241)

Total preliminary fair value of liabilities assumed	$(103,781)

Net Assets acquired and liabilities assumed	$79,530

d.

Reflects net proceeds received by Contango from additional borrowings under Contango’s credit facility and repayment of outstanding borrowings under Mid-Con’s credit facility in connection with consummation of the Mid-Con Acquisition.

e.	Represents credit facility amendment fees associated with increasing Contango’s borrowing base in connection with the Mid-Con Acquisition.

f.	Represents the reclassification of accounts payable – trade, accounts payable – related parties, and accrued liabilities and other into accounts payable and accrued liabilities.

g.

Represents the accrual of approximately $3.3 million in estimated legal and advisory fees and approximately $1.0 million in credit facility amendment fees that are payable as a result of the Mid-Con Acquisition, which were not reflected in either Contango’s or Mid-Con’s historical financial statements.

h.	Represents the repayment of outstanding borrowings under Mid-Con’s credit facility by Contango in connection with consummation of the Mid-Con Acquisition.

i.	Represents the receipt of proceeds from additional borrowings under Contango’s revolving credit facility.

j.	No deferred tax benefit is recognized in the pro forma balance sheet due to the historical valuation allowance historically recognized against Contango’s deferred tax assets.

k.	Represents the elimination of Mid-Con’s historical equity balances.

l.

Represents the accrual of approximately $3.3 million in estimated legal and advisory fees that are payable as a result of the Mid-Con Acquisition, which were not reflected in either Contango’s or Mid-Con’s historical financial statements.

3. Supplementary Disclosure of Oil and Natural Gas Operations

Oil and Natural Gas Reserve Quantities

The following tables provide a pro forma rollforward of the crude oil, natural gas, natural gas liquids and total proved reserves for the year ended December 31, 2020, as well as pro forma proved developed and undeveloped reserves at the beginning and end of the year, as if the Mid-Con Acquisition occurred on January 1, 2020.

	Oil and Condensate (Mbbls)
	Contango	Mid-Con	Pro Forma
Proved developed and undeveloped reserves as of:
January 1, 2020	19,085	24,943	44,028
Sales of minerals in place	(142)	—	(142)
Extensions and discoveries	2,074	—	2,074
Revisions of previous estimates	(6,339)	(6,973)	(13,312)
Production	(1,674)	(1,017)	(2,691)

December 31, 2020	13,004	16,953	29,957

Proved developed reserves as of:
January 1, 2020	9,819	19,213	29,032
December 31, 2020	7,166	13,361	20,527
Proved undeveloped reserves as of:
January 1, 2020	9,266	5,730	14,996
December 31, 2020	5,838	3,592	9,430

	Natural Gas (MMcf)
	Contango	Mid-Con	Pro Forma
Proved developed and undeveloped reserves as of:
January 1, 2020	131,300	4,221	135,521
Sales of minerals in place	(4,754)	—	(4,754)
Extensions and discoveries	423	—	423
Revisions of previous estimates	(23,520)	(1,670)	(25,190)
Production	(18,967)	(518)	(19,485)

December 31, 2020	84,482	2,033	86,515

Proved developed reserves as of:
January 1, 2020	122,691	3,965	126,656
December 31, 2020	82,788	2,033	84,821
Proved undeveloped reserves as of:
January 1, 2020	8,609	256	8,865
December 31, 2020	1,694	—	1,694

	Natural Gas Liquids (Mbbls)
	Contango	Mid-Con	Pro Forma
Proved developed and undeveloped reserves as of:
January 1, 2020	11,764	—	11,764
Sales of minerals in place	(238)	—	(238)
Extensions and discoveries	184	—	184
Revisions of previous estimates	(3,294)	—	(3,294)
Production	(1,262)	—	(1,262)

December 31, 2020	7,154	—	7,154

Proved developed reserves as of:
January 1, 2020	10,484	—	10,484
December 31, 2020	6,595	—	6,595
Proved undeveloped reserves as of:
January 1, 2020	1,280	—	1,280
December 31, 2020	559	—	559

	Total (Mboe)
	Contango	Mid-Con	Pro Forma
Proved developed and undeveloped reserves as of:
January 1, 2020	52,731	25,647	78,378
Sales of minerals in place	(1,172)	—	(1,172)
Extensions and discoveries	2,328	—	2,328
Revisions of previous estimates	(13,552)	(7,252)	(20,804)
Production	(6,097)	(1,103)	(7,200)

December 31, 2020	34,238	17,292	51,530

Proved developed reserves as of:
January 1, 2020	40,752	19,874	60,626
December 31, 2020	27,558	13,700	41,258
Proved undeveloped reserves as of:
January 1, 2020	11,979	5,773	17,752
December 31, 2020	6,680	3,592	10,272

Standardized Measure of Discounted Future Net Cash Flows

The following pro forma standardized measure of the discounted net future cash flows and changes applicable to proved reserves reflect the effect of income taxes assuming Mid-Con had been subject to federal income tax. The future cash flows are discounted at 10% per year and assume continuation of existing economic conditions.

The standardized measure of discounted future net cash flows, in management’s opinion, should be examined with caution. The basis for this table is the reserve studies prepared by independent petroleum engineering consultants, which contain imprecise estimates of quantities and rates of production of reserves. Revisions of previous year estimates can have a significant impact on these results. Also, exploration costs in one year may lead to significant discoveries in later years and may significantly change previous estimates of proved reserves and their valuation. Therefore, the standardized measure of discounted future net cash flow is not necessarily indicative of the fair value of proved oil and gas properties.

The data presented should not be viewed as representing the expected cash flow from or current value of existing proved reserves since the computations are based on a large number of estimates and arbitrary assumptions. Reserve quantities cannot be measured with precision and their estimation requires many judgmental determinations and frequent revisions. Actual future prices and costs are likely to be substantially different from the prices and costs utilized in the computation of reported amounts.

The pro forma standardized measure of discounted estimated net cash flows related to proved oil and gas reserves was as follows as of December 31, 2020 (in thousands):

	Contango	Mid-Con	Adjustments		Pro Forma
Future cash inflows	$721,395	$629,774	$—		$1,351,169
Future production costs	(411,069)	(360,315)	—		(771,384)
Future development costs	(101,723)	(40,723)	—		(142,446)
Future income tax expenses	(18,901)	—	(27,113	)(a)	(46,014)

Future net cash flows	189,702	228,736	(27,113)		391,325
10% annual discount for estimated timing of cash flows	(74,115)	(115,103)	14,066		(175,152)

Standardized measure of discounted future net cash flows	$115,587	$113,633	$(13,047)		$216,173

(a)	Reflects the income tax effect associated with the Mid-Con Acquisition using an assumed combined federal and state statutory tax rate of approximately 24.3%.

The changes in the pro forma standardized measure of discounted estimated future net cash flows were as follows for the year ended December 31, 2020 (in thousands):

	Contango	Mid-Con	Adjustments		Pro Forma
Balance at January 1, 2020	$257,842	$241,204	$—		$499,046
Changes in standardized measure due to current year operation:
Sales of oil and natural gas produced during the year, net of production expenses	(68,787)	(12,221)	—		(81,008)
Extensions and discoveries	4,729	—	—		4,729
Net change in prices and production costs	(78,046)	(101,117)	—		(179,163)
Changes in estimated future development costs	9,360	21,721	—		31,081
Revisions in quantity estimates	(48,609)	(60,774)	—		(109,383)
Purchase of reserves	—	—	—		—
Sale of reserves	(3,259)	—	—		(3,259)
Previously estimated development costs incurred	—	3,773	—		3,773
Accretion of discount	28,655	24,120	—		52,775
Change in income taxes	17,922	—	(13,047	)(a)	4,875
Changes in the timing of production rates and other	(4,220)	(3,073)	—		(7,293)

Balance at December 31, 2020	$115,587	$113,633	$(13,047)		$216,173

(a)	Reflects the income tax effect associated with the Mid-Con Acquisition using an assumed combined federal and state statutory tax rate of approximately 24.3%.